CONSULTING AGREEMENT

THIS AGREEMENT made as of the 27 day of July 2012.

BETWEEN:

SONORO ENERGY LTD., a company incorporated under the laws of the Province of British Columbia and having an office at 1000, 600-6th Ave SW, Calgary, Alberta

(the “Consultant”)

AND:

PETROSONIC ENERGY, INC., a body corporate carrying on business in Nevada, U.S.A.

(the “Company”)

WHEREAS:

A.	The Consultant is a reporting issuer in certain provinces of Canada whose common shares are listed on the TSX Venture Exchange (the “Exchange”);

B.	The Company is engaged in the development and commercialization of heavy oil upgrading and related technologies;

C.	The Consultant possesses certain technical, engineering and industry expertise, knowledge and skill related to the heavy oil upgrading technology which Company has purchased from the Consultant and such skills would benefit the Company;

D.	The Company wishes to engage the services of the Consultant to carry out and provide ongoing technical support services to the Company to enable the Company to assemble the equipment and technology purchased from the Consultant, and achieve among other things, the business objectives and work program in Albania as specified herein subject to the terms and conditions set forth in this Agreement; and

E.	The Consultant has agreed to enter into this Agreement for the purpose of adhering to certain covenants.

NOW THEREFORE in consideration of the terms and conditions herein contained, the parties covenant and agree as follows:

Article 1

Engagement

1.1	Subject to the terms and conditions set out herein, the Company hereby engages the Consultant to make certain employees available on a part-time basis to provide ongoing technical support to the Company (the “Services”) during the Term (as hereinafter defined).

1.2	The Company and the Consultant acknowledge and agree that Claudio Arato and Travis Janke will be the individuals responsible for carrying out the Services on behalf of the Consultant (the “Consultant Employees”).

1.3	The Services are to be defined and agreed upon such that the Consultant provides guidance for the Company to achieve its stated objectives as per Clause 1.4 below.

Commitment

1.4	The Consultant shall, during the Term:

(a)	make available the Consultant Employees on a part-time basis provided that the Company has provided reasonable notice that it requires the Consultant Employees to perform the Services;

(b)	well and faithfully serve the Company as per Clause 1.5 ; and

Standard of Care

1.5	The Consultant undertakes to the Company that the Consultant Employees shall at all times during the Term:

(a)	exercise professional standard of care, skill and judgment customary to industry standards that would be expected of a consultant of equivalent or similar standing in an organization comparable to the Company;

(b)	have the skill, expertise and capabilities necessary to effectively perform the Services under this Agreement;

(c)	perform the Services hereunder in an ethical, effective, professional and businesslike manner; and

(d)	carry out the Services in compliance with all applicable laws and regulations to which the Company is subject.

Responsibility for Services

1.6	The Consultant shall coordinate with the Company to decide the manner and method in which the Services are to be performed and shall report to and act at the reasonable direction of the Chief Executive Officer of the Company or any other officer of the Company to whom authority has been delegated by the Chief Executive Officer.

Article 2

Term

2.1	Subject to the provisions on earlier termination of this Agreement contained herein, the term of this Agreement will be for a period of one (1) year effective from July 27, 2012 (the “Effective Date”) and ending at 11:59 p.m. (Mountain time) on the day immediately preceding the first anniversary of the Effective Date (the “Term”).

Article 3

Compensation

3.1	The Consultant shall pay the costs of: (i) one (1) round-trip airfare from Calgary, Alberta to Albania for the Consultant Employees (the “Initial Flight”); and (ii) the Consultant Employees’ salaries for the first thirty (30) days (the “First Month”) required for the assembly of the equipment in Albania.

3.2	The Company shall reimburse the Consultant, on a month-to-month basis, for the salaries of the Consultant Employees for any time after the First Month during which the Consultant Employees provide Services to the Company.

3.3	The Company shall also reimburse the Consultant for the costs of: (i) the Consultant Employees’ travel to and from Albania other than the Initial Flight; and (ii) lodging, food and ground transportation for the Consultant Employees while in Albania including such costs for the First Month.

Goods and Services Tax

3.4	The Company agrees to pay to the Consultant applicable goods and services taxes (the “GST”) in respect of the performance of the Services under this Agreement.

Expenses and Disbursements

3.5	The Company shall reimburse the Consultant for all reasonable travel and other business expenses actually and properly incurred by the Consultant Employees in connection with the Services hereunder provided that with respect to all such expenses the Consultant Employees shall furnish proper statements, vouchers and receipts to the Company within a reasonable period of time from the date the expense was incurred.

Invoices

3.6	The Consultant shall provide an invoice to the Company setting out the amounts payable by the Company under Sections 3.2 and 3.5 which the Company shall pay upon receipt.

Article 4
RELATIONSHIP

Independent Contractor

4.1	The Consultant and the Consultant Employees shall perform the Services pursuant to this Agreement as independent contractors, and nothing in this Agreement shall be construed as creating an employment or partnership relationship between the Company and the Consultant or Consultant Employees. The Consultant acknowledges that it is responsible for remitting its own taxes and any contributions required by law to be remitted and that the Company shall have no responsibility in respect of any failure by the Consultant to properly remit such amounts when due and the Consultant agrees to indemnify and save the Company harmless from and against any and all assessments, losses or penalties actually incurred by the Company in respect of any unpaid taxes by the Consultant which are charged back to the Company.

Article 5

Termination

5.1	Either party may terminate this Agreement at any time on giving one month (1) prior notice in writing to the other party of the effective date of such termination.

Termination For Other Reasons

5.2	Either party (a “Non-Defaulting Party”) may also terminate this Agreement immediately upon the happening of any of the following events:

(a)	the other party (the “Defaulting Party”) committing an act of fraud, dishonesty, gross malfeasance or wilful neglect of duty which is reasonably likely to cause, directly or indirectly, material injury or damage to the Non-Defaulting Party or its reputation or goodwill or which resulted or was intended to result in direct or indirect gain to or personal enrichment of such Defaulting Party; or

(b)	the Company has a judicial manager, receiver, manager or receiver and manager appointed of the whole or substantially the whole of its assets, becomes bankrupt or makes any arrangement, proposal or composition with its creditors, or a resolution is passed or an order is made for the winding up or liquidation of the Company.

No Prejudice

5.3	The termination of this Agreement shall be without prejudice to any rights or obligations of any of the parties hereto which shall have accrued prior to such termination and shall not destroy or diminish or affect any of the provisions of this Agreement which expressly or by implication come into force upon or continue in force after such termination.

Article 6

Indemnification of Consultant

6.1	The Company agrees to indemnify and hold harmless the Consultant and the Consultant Employees against any losses (other than consequential losses or loss of profit), claims, damages, liabilities and/or expenses (including any legal or other expenses reasonably incurred in responding to or defending any action or claim in respect thereof) to which the Consultant or the Consultant Employees may become subject under the applicable legislation because of the actions of the Company or its agents and such indemnity shall survive any termination or expiration of this Agreement, provided however that this indemnity shall not extend to any losses, claims, damages, liability and/or expenses which the Consultant becomes subject in connection with any acts or omissions of the Consultant in breach of its respective duties, obligations and covenants under this Agreement or resulting from the gross negligence, wilful misconduct, illegality or fraud of the Consultant.

Article 7
GENERAL PROVISIONS

Notices

7.1	All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or telecopied addressed as follows:

If to the Company:

Petrosonic Energy, Inc.

57 Valley Woods Way NW
Calgary, AB, T3B 6A5

Attention:      Art Agolli
Fax No.:         (403) 441 6919

with a copy to:

Merani Reimer LLP
Barristers & Solicitors
Suite 204, 205-9th Avenue S.E.
Calgary, Alberta, T2G 0R3

Attention:     Ashif S. Merani
Fax No:        (403) 398-0220
Tel:               (403) 261-7006
Email:          ashif@meranireimer.com

If to the Consultant:

Sonoro Energy Ltd.
Suite 1000, 600 – 6th Avenue S.W.
Calgary, Alberta T2P 0S5

Attention:	David A. Little, CFO

Fax No.:        1 (888) 774-3858

Tel:	(403) 262-3252

Email:	dlittle@sonoroenergy.com

with a copy to:

Goodmans
Suite 1900, 355 Burrard Street
Vancouver, BC V6C 2G8

Attention:      Mr. David Redford
Fax No.:         (604) 682-7131

or to such other address or telecopier number as may be given in writing by the parties and shall be deemed to have been received, if delivered by hand, on the date of delivery and if telecopied to the telecopier numbers set out above, on the business day next following the date of transmission.

Time of Essence

7.2	Time is hereby expressly made of the essence of this Agreement with respect to the performance by the parties of their respective obligations under this Agreement.

Binding Effect

7.3	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

Further Assurances

7.4	Each of the parties hereto covenants and agrees to execute such further and other documents and instruments and do such further and other things as may be necessary or desirable to implement and carry out the intent of this Agreement.

Assignment

7.5	This Agreement may not be assigned in whole or in part by either party without the prior written consent of the other party.

Amendments

7.6	No amendment to this Agreement shall be valid unless it is evidenced by a written agreement executed by all of the parties hereto.

Waiver

7.7	Any waiver by either party of a breach of provision herein shall not be construed as a waiver of any subsequent breach.

Governing Law

7.8	This Agreement and all matters arising hereunder shall be governed by, construed and enforced in accordance with the laws of the province of Alberta and the federal laws of Canada applicable therein.

Severability of Clauses

7.9	In the event that any provision of this Agreement or any part thereof is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Independent Legal Advice

7.10	Each party to this Agreement represents and warrants to each other party that such party has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, and has executed this Agreement based upon such party's own judgment and advice of independent legal counsel (if sought).

Currency

7.11	All sums of money to be paid or calculated pursuant to this Agreement shall be paid or calculated in the currency of Canada unless otherwise expressly stated.

Captions and Section Numbers

7.12	The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

Counterparts

7.13	This Agreement may be executed in two or more counterparts, and delivered by fax or PDF email attachment, each of which will be deemed to be an original and all of which will constitute one agreement, effective as of the reference date given above.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first above written.

PETROSONIC ENERGY, INC.		SONORO ENERGY LTD.

Per:	/s/ Art Agolli	Per:	/s/ David Little
	Authorized Signatory		Authorized Signatory

- 8 -